Exhibit 10.1

September 27, 2009

Mr. Michael J. Dunn, Jr.

President

Suburban Propane Partners, L.P.

24 Route 10 West

Whippany, New Jersey 07981-0206

Dear Mike:

This letter will serve to confirm the agreements reached between yourself and the Compensation Committee of Suburban Propane’s Board of Supervisors (the “Compensation Committee”) with respect to your assumption of the additional duties of Chief Executive Officer in addition to your current role as President, effective September 27, 2009.

1. We have agreed that, effective September 27, 2009, your current employment agreement with Suburban Propane, dated as of January 20, 2009, shall terminate and be of no further force and effect. From that day forward you will be an “at will” employee of Suburban Propane on the same terms and conditions of employment as the other senior executives of the company. From that day forward you will participate in Suburban Propane’s Severance Protection Plan at the 78-week participation level. We have agreed that the Confidential Information and Non-Competition Agreements you signed when you were hired are hereby reinstituted (without any further action on either party’s part) and shall remain in effect during the remainder of your employment with Suburban Propane and thereafter in accordance with the terms thereof.

2. If, on or after the last day of Suburban Propane’s 2012 fiscal year, you either retire (as such term is defined in Suburban Propane’s 2009 Restricted Unit Plan) or your employment with Suburban Propane is terminated pursuant to the terms of a succession plan agreed to by you and the Compensation Committee, and you then execute and deliver to Suburban Propane on or prior to the six month anniversary of the date of retirement/termination a fully effective release of all claims in a form acceptable to Suburban Propane, then:

(a)	you shall receive an amount equal to two times (2X) your then current annual base salary, which will be paid out to you ratably over two years from the date of retirement/termination in accordance with Suburban Propane’s regular payroll practices (but off employee payroll); provided that you will not receive your first payment for six months and one day after the date of retirement/termination, at which point you will be paid a lump sum catch up payment representing what you would have been paid over said six month period, and the remaining payments will be paid as provided above; and

(b)	we will make mutually agreeable arrangements, in a manner intended to comply with or be exempt from Internal Revenue Code Section 409A, to continue your and your eligible dependents’ then existing medical and dental coverage, at no premium cost to you (deductibles and co-payments will still apply), until you reach age 65; and

(c)	you may purchase the vehicle then provided to you by Suburban Propane by the end of the month following the month in which the retirement/termination occurs, and, subject to your providing Suburban Propane evidence of such payment, Suburban Propane will reimburse you for said purchase price on the day following the sixth month anniversary of the date of your retirement/termination.

For purposes of this agreement, you will not be deemed to have retired or terminated your employment if you simply relinquish the title and responsibilities of President but remain Chief Executive Officer of Suburban Propane.

3. For purposes of your benefits under the various benefit plans of Suburban Propane in which you participate, termination of your employment pursuant to the terms of a succession plan agreed to by you and the Compensation Committee shall be deemed a “retirement.”

4. In consideration of the payments provided for in Section 2 above, you agree, for a period not to exceed two (2) years following the date of your retirement/termination, to provide reasonable transition consultation to Suburban Propane (provided, however, that such consultation shall not be more than 5% of the average level of services performed by you during the immediately 36 months preceding your retirement/termination).

Very truly yours,

ACCEPTED AND AGREED
SUBURBAN PROPANE PARTNERS, L.P.
as of the date first written above:

/s/ Harold R. Logan, Jr.		/s/ Michael J. Dunn, Jr.
By:	Harold R. Logan, Jr.	Michael J. Dunn, Jr.
Title:	Chairman of the Board of Supervisors